Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2025 with respect to the consolidated financial statements of Olympic Steel, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024, which are incorporated by reference in this Registration Statement of Ryerson Holding Corporation on February 13, 2026.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
February 13, 2026